Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. SELLS ITS INTEREST IN JUNGFRAUBAHN HOLDING AG
     (LA JOLLA, CALIFORNIA)—April 22, 2008—PICO Holdings, Inc. (NASDAQ: PICO) announced today that its wholly—owned Swiss subsidiary, Global Equity AG, sold its entire position of 1,312,907 shares in Jungfraubahn Holding AG for 57.70 Swiss Francs (“CHF”) per share, resulting in gross sale proceeds of CHF 75.8 million (approximately US$75.8 million).
     The sale is expected to generate a pre-tax gain of approximately US$45 million in PICO Holdings’ consolidated statement of operations for the quarter ending June 30, 2008. However, the gain and related tax effects will only have a marginal impact on the Company’s consolidated book value, as most of the gain and related tax effects have already been recorded as a net unrealized gain in previous accounting periods through the Other Comprehensive Income component of Shareholders’ Equity.
     John Hart, PICO’s President and CEO, commented:
     “As a result of our investments in Jungfraubahn at attractive valuations and Jungfraubahn’s improved operating and financial performance, assisted in part by our participation on the Board, we estimate that we realized, in US dollar terms and including dividends received, a total annual compound rate of return of approximately 20% over the 12 year period since we first started to acquire our interest.
     “Our decision to redeploy our capital is based in part on the opportunities that we continue to see in our core land and water businesses.”
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding PICO Holdings’ business, financial conditions, results of operations, and prospects, including, without limitation, statement concerning PICO Holdings’ beliefs, intentions, anticipated developments, and other information concerning future matters. Forward-looking statements often address current expected future business and financial performance, and may contain words such as “may,” “could,” “estimates,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements may address matters that are uncertain. Although forward-looking statements in this document reflect the good faith judgment of management, such statements can only be based on current expectations and assumptions. Consequently, forward-looking statements are inherently subject to risk and uncertainties, and the actual results and outcomes could differ materially from the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “Risk Factors” discussed in PICO Holdings’ Annual Report on Form 10-K and in other filings made from time to time with the United States Securities and Exchange Commission (“SEC”). PICO Holdings does not undertake to update any forward-looking statements, and undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made.
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CONTACT:	Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216